Exhibit 10(d)

First Union Corporation Benefit Restoration Plan

(Effective December 31, 1993)

As amended and restated December 31, 2008

SECTION I.	ESTABLISHMENT AND PURPOSE	1

1.1	Establishment of the Plan	1

1.2	Purpose of the Plan	1

1.3	Application of the Plan	1

SECTION II.	DEFINITIONS	1

2.1	Accrued Benefit	1

2.2	Actuarial Equivalent	2

2.3	Affiliate	2

2.4	Applicable Federal Rate	2

2.5	Beneficiary	2

2.6	Benefit Commencement Date	2

2.7	Board	2

2.8	Cause	2

2.9	Change of Control	2

2.10	Code	3

2.11	Company	3

2.12	Disability	3

2.13	Earliest Retirement Age	3

2.14	Employee	3

2.15	Employer	4

2.16	ERISA	4

2.17	Lump Sum Actuarial Equivalent	4

2.18	MRCC	4

2.19	Normal Retirement Date	4

2.20	Participant	4

2.21	Pension Plan	4

2.22	Plan	4

2.23	Plan Administrator	4

2.24	Plan Year	4

2.25	Present Value	4

2.26	Service	4

2.27	Termination of Service	5

2.28	Year	5

2.29	Years of Service	5

SECTION III.	PARTICIPATION	5

3.1	Eligibility	5

3.2	Duration	5

SECTION IV.	BENEFITS	5

4.1	Retirement Benefits	5

4.2	Disability Retirement Benefits	6

4.3	Termination Benefit	7

4.4	Form of Payment	7

4.5	Payments in the Event of a Change of Control	8

4.6	No Payments upon a Participant’s Termination for Cause	10

SECTION V.	PRERETIREMENT DEATH BENEFITS	11

5.1	Eligibility	11

5.2	Amount	11

5.3	Commencement	11

SECTION VI.	FINANCING	12

6.1	Financing	12

6.2	No Trust Created	12

6.3	Unsecured Interest	12

SECTION VII.	ADMINISTRATION	12

7.1	Administration	12

7.2	Authority	12

7.3	Rules of Administration	12

7.4	Claims Procedures	13

7.5	Tax Withholding	14

7.6	Expenses	14

7.7	Actuarial Equivalence	14

7.8	Liability of Plan Administrator; Indemnification	14

SECTION VIII.	ADOPTION OF THE PLAN BY THE AFFILIATE; AMENDMENT AND TERMINATION OF THE PLAN	15

8.1	Adoption of the Plan by the Affiliate	15

8.2	Amendment and Termination of the Plan	15

SECTION IX.	MISCELLANEOUS PROVISION	15

9.1	No Contract of Employment	15

9.2	Severability	15

9.3	Applicable Law	15

9.4	Successors and Assigns	16

First Union Corporation Benefit Restoration Plan

(Effective December 31, 1993)

As amended and restated December 31, 2008

Section I.        Establishment and Purpose

1.1          Establishment of the Plan. Wachovia Corporation (formerly named First Union Corporation) (the “Company”) established this supplemental retirement plan for eligible employees of the Company and participating Affiliates, effective as of December 31, 1993. This plan is known as the “First Union Corporation Benefit Restoration Plan” (hereinafter called the “Plan”). The Plan was amended and restated as of April 20,1999, and was subsequently amended in certain respects prior to the adoption of this amendment and restatement.

1.2          Purpose of the Plan. The Plan is intended to restore benefits that are curtailed as a result of legal limits that apply to the Pension Plan (as defined below). Participants ceased to accrue benefits under the Plan effective as of December 31, 2007 and any Employee who is not an active or inactive Participant on December 31, 2007 shall not be eligible to participate in the Plan.

The portion of the Plan which restores benefits affected by the limits described in Code section 415 is intended to be an “excess benefit plan” as defined in ERISA section 3(36). The portion of the Plan which restores benefits affected by the compensation limit described in Code section 401(a)(17) is intended to be a plan maintained for the purpose of providing deferred compensation to a “select group of management or highly compensated employees.”

1.3          Application of the Plan. The terms of this Plan, as amended and restated, are applicable only to eligible Employees who are in the active employ of the Company or a participating Affiliate on or after December 31, 1993 and only with respect to amounts deferred under the Plan on or after January 1, 2005. The terms of the Plan, as in effect prior to this amended and restated Plan document, shall continue to apply to amounts deferred prior to January 1, 2005. The Plan has been amended to implement changes required pursuant to and consistent with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Between January 1, 2005 and December 31, 2008 the Plan has been operated in accordance with transition relief established by the Treasury Department and Internal Revenue Service pursuant to Code section 409A. This amendment and restatement is adopted in conformity with final regulations under Code section 409A issued by the Treasury Department on April 10, 2007 and effective January 1, 2009.

Section II.        Definitions

Whenever used hereinafter, the following terms shall have the meanings set forth below unless otherwise expressly provided. When the defined meaning is intended, the term is capitalized. The definition of any term in the singular shall also include the plural and any masculine terminology shall be deemed to refer to either a male or female.

2.1          “Accrued Benefit” means the portion of the Participant’s Accrued Benefit under the Pension Plan attributable to service and compensation credited for periods on or after

January 1, 2005 and determined on the assumption that the Participant had a Termination of Employment on December 31, 2007 (or in the case of a Participant who terminated employment on account of Disability, that the participant had a Disability Retirement Date of December 31, 2007). For purposes of this definition, the terms “Accrued Benefit”, “Termination of Employment” and “Disability Retirement Date” shall have the same meaning as assigned to those terms under the Pension Plan, subject to the modifications described herein.

2.2          “Actuarial Equivalent” means a benefit having the same value as the benefit which it replaces, computed on the bases of the actuarial equivalence assumptions in effect under the Pension Plan.

2.3          “Affiliate” means (i) any corporation which is a member of the controlled group of corporations which includes the Company, as determined in accordance with the ownership rules of Code section 1563, without regard, however, to subsections (a)(4) or (e)(3)(C) of such section 1563, (ii) any entity with which the Company would be considered a single employer under Code Section 414(c) and (iii) any other entity in which the Company has a significant equity interest or owns a substantial capital or profits interest.

2.4          “Applicable Federal Rate” means the interest rate provided for under Code section 1274(d) in effect as of (i) the date of a Change of Control, or if elected in writing by the Company and a Participant, at the time a Participant becomes a Participant, (ii) the later of (a) December 31, 1993 or (b) the date an individual becomes a Participant pursuant to Section 3.2.

2.5          “Beneficiary” means the individual designated by the Participant to receive any death benefits payable on the Participant’s behalf under the Pension Plan.

2.6          “Benefit Commencement Date” means the date on which a Participant’s benefits shall commence under Section IV. Except as otherwise provided under section 4.2, a Participant’s Benefit Commencement Date shall be the first day of the month next following the later of —

(a)          the Participant’s Termination of Service; or

(b)          the date on which the Participant attains his or her Earliest Retirement Age.

2.7          “Board” means the board of directors of the Company.

2.8          “Cause” means an act or acts of a Participant’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order. For purposes of this definition, no act, or failure to act, on a Participant’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

2.9          “Change of Control” means a change in ownership of the Company (as described in subsection (i)) or a change in effective control of the Company (as described in subsection (ii)):

(i)        Any person or more than one person acting as a group acquires beneficial ownership of Company stock that, together with the Company stock already held by such person or group, represents more than 50 percent of the total voting power of Company stock; provided, however, that if any one person or more than one person acting as a group is considered to own more than 50 percent of the total fair market value or total voting power of Company stock, the acquisition of additional Company stock by the same person or persons is not considered to cause a change in the ownership of the Company for purposes of this subsection (i) or to cause a change in effective control of the Company for purposes of subsection (ii); or

(ii)        Any person or more than one person acting as a group acquires (or has acquired during the twelve-consecutive-month period ending on the date of the most recent acquisition by such person or persons) beneficial ownership of Company stock possessing 30 percent or more of the total voting power of Company stock; or (2) a majority of members of the Board is replaced during a twelve-consecutive-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; provided, however, that if any one person or more than one person acting as a group is considered to effectively control Company for purposes of this subsection (ii), the acquisition of additional control of the Company by the same person or persons is not considered to cause a change in the effective control for purposes of this subsection (ii) or to cause a change in ownership of the Company for purposes of subsection (i).

For purposes of this Section 2.9, the term “group” shall have the meaning provided in Treasury Regulation 1.409A-3(i)(5)(v)(B), (vi)(D) or (vii)(C), as applicable. The term “beneficial ownership” shall have the meaning provided in Treasury Regulation 1.409A-3(i)(5)(v)(iii). Notwithstanding anything in this Section 2.9 to the contrary, an event which does not constitute a change in the ownership or a change in the effective control of the Company, each as defined in Treasury Regulation 1.409A-3(i)(5), shall not constitute a Change of Control for purposes of this Plan.

2.10        “Code” means the Internal Revenue Code of 1986, as amended, or as it may be amended from time to time. A reference to a particular section of the Code shall also be deemed to refer to any Treasury Regulations under that section.

2.11        “Company” means Wachovia Corporation and any successor thereto that agrees to adopt and continue the Plan.

2.12        “Disability” means any physical or mental condition which would result in the Participant incurring a “Disability” under disability provisions contained in the Pension Plan.

2.13        “Earliest Retirement Age” means the earliest date on which a Participant could retire and elect to commence benefits under the terms of the Pension Plan, as in effect on December 31, 2008.

2.14        “Employee” means any person who is employed by an Employer.

2.15        “Employer” means the Company and each Affiliate which has adopted the Plan for the benefit of its eligible Employees.

2.16        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or as it may be amended from time to time. A reference to a particular section of ERISA shall also be deemed to refer to the regulations under that section.

2.17        “Lump Sum Actuarial Equivalent” means a single payment which is actuarially equivalent to the annuity benefit due a Participant under the Plan computed using the “applicable interest rate” required by Code section 417(e)(3) under the Company’s Pension Plan and the mortality assumptions utilized in the most recent actuarial valuation for the Company’s Pension Plan.

2.18        “MRCC” means the Management Resources and Compensation Committee of the Board or any successor Board committee to whom the Board delegates responsibility for establishing and administering the incentive compensation programs for the executive officers and other senior executives of the Company.

2.19        “Normal Retirement Date” means the first day of the month next following the later of the—

(a)          Participant’s sixty-fifth birthday; or

(b)          the fifth anniversary of the date on which the Participant commenced participation under the Pension Plan.

2.20        “Participant” means an Employee who has met, and continues to meet, the eligibility requirements of section 3.1.

2.21        “Pension Plan” means the Wachovia Corporation Pension Plan, as amended from time to time, and any successor or replacement plan.

2.22        “Plan” means this First Union Corporation Benefit Restoration Plan.

2.23        “Plan Administrator” means the Administrative Committee, as defined in Section 7.1.

2.24        “Plan Year” means the calendar year.

2.25        “Present Value” means the present value of a payment or payments computed using an interest rate equal to 1.2 times the Applicable Federal Rate (compounded semi-annually) and the number of Years, including any fraction thereof, by which the date of a Change of Control or Termination of Service (as applicable) precedes the Participant’s attainment of his Earliest Retirement Age.

2.26        “Service” means a Participant’s aggregate elapsed time, in Years of Service, as an Employee of the Company from his initial date of hire to the earlier to occur of his termination of employment or his Normal Retirement Date.

2.27        “Termination of Service” means a Participant’s termination of Employee status for any reason, including (without limitation) by reason of a voluntary termination, resignation or retirement, and shall be determined in accordance with the applicable standards established pursuant to Code section 409A.

2.28        “Year” means the 12 month period beginning January 1 and ending December 31.

2.29        “Years of Service” shall have the same meaning assigned to such term in the Pension Plan.

Section III.        Participation

3.1          Eligibility. An Employee shall become a Participant as of the date he or she is designated by the Plan Administrator, in its sole discretion, as eligible to participate in the Plan. Participation in that part of the Plan which restores Pension Plan benefits that are curtailed under the compensation limit in effect under Code section 401(a) (17) shall be limited to Employees who are members of a “select group of management or highly compensated employees” within the meaning of ERISA section 201(2); provided however, an Employee who participates in the First Union Corporation Supplemental Retirement Plan shall not be eligible to participate in the Plan. Notwithstanding any other provision of this Plan to the contrary, any Employee who is not an active or inactive Participant on December 31, 2007 shall not be eligible to participate in the Plan.

3.2          Duration. An Employee who becomes a Participant under Section 3.1 shall remain an active Participant until the earlier of —

(a)	his or her Termination of Service; or

(b)	a determination by the Plan Administrator that he or she is no longer eligible to participate in the Plan.

An individual whose active participation is terminated under this section 3.2(a) shall continue to be an inactive Participant until all benefits to which he or she is entitled to under the Plan have been paid.

Section IV.        Benefits

4.1          Retirement Benefits.

(a)          Eligibility. A Participant who has a vested interest in a retirement benefit under the Pension Plan shall be eligible for a retirement benefit under this section 4.1 upon a Termination of Service that occurs on or after attainment of the Participant’s Earliest Retirement Age. Except as otherwise provided in section 4.4, the normal retirement benefit shall be calculated as a single life annuity commencing on or after the Participant’s Normal Retirement Date. However, if the Participant’s Termination of Service precedes his or her Normal Retirement Date, the benefit determined under this section 4.1 shall be reduced in accordance with section 4.1 (b) (2).

(b)	Amount.

(1)	In General. Subject to paragraph (2) below, a Participant who is eligible for a retirement benefit under subsection 4.1(a) shall be entitled to a monthly benefit equal to the difference between (A) and (B), where –

(A)	is the benefit the Participant would be entitled to receive under the Pension Plan as of his or her Normal Retirement Date based on the Participant’s Accrued Benefit on December 31, 2007, but calculated without regard to the compensation limit in effect under Code section 401(a)(17) or the benefit limit in effect under Code section 415; and

(B)	is the benefit payable to the Participant under the Pension Plan as of his or her Normal Retirement Date based on the Participant’s Accrued Benefit on December 31, 2007.

(2)	Early Retirement. In the case of a Participant whose Termination of Service precedes his or her Normal Retirement Date, the monthly benefit determined under paragraph (1) shall be reduced for early retirement in the same manner and amount as an early retirement benefit payable under the Pension Plan.

(c)	Commencement and Duration. Payments will commence on the Participant’s Benefit Commencement Date in the form of payment prescribed in Section 4.4.

4.2          Disability Retirement Benefits.

(a)	Eligibility. A Participant who incurs a Termination of Service on account of Disability shall be eligible for a disability retirement benefit under the Plan. If the Participant’s Disability leave is at least six months, the Participant shall for purposes of the Plan be deemed on the first day following such six month period to have had a Termination of Service. Except as otherwise provided in Section 4.4, the disability benefit shall be calculated and paid as a single life annuity commencing on the Participant’s Normal Retirement Date.

(b)	Amount. A disabled Participant who is eligible for a disability retirement benefit under subsection 4.2(a) shall be entitled to a monthly retirement benefit equal to the difference between (1) and (2), where –

(1)	is the disability retirement benefit the Participant would be entitled to receive under the Pension Plan at his or her Normal Retirement Date based on the Participant’s Accrued Benefit on December 31, 2007, but calculated without regard to the limits described in subsection 4.1(b)(1)(A); and

(2)	is the disability benefit payable to the Participant under the Pension Plan as of his or her Normal Retirement Date based on the Participant’s Accrued Benefit on December 31, 2007.

(c)	Commencement and Duration. Payments will commence on the first day of the month immediately following the Participant’s attainment of his or her Normal Retirement Age in the form of payment prescribed in Section 4.4.

4.3          Termination Benefit.

(a)	Eligibility. A Participant who experiences a Termination of Service (for reasons other than Cause, death or long-term disability) on or after he has completed ten Years of Service but before attainment of the Participant’s Earliest Retirement Age shall be eligible for a termination benefit under the Plan.

(b)	Amount. A Participant who is eligible pursuant to (a) above shall be entitled to a monthly termination benefit computed in the same manner as an early retirement benefit under section 4.1(b) (2) hereof, based upon his Service at termination and assuming that he attained his Earliest Retirement Age on the day before his termination; provided, however, such amount shall be actuarially reduced for early payment.

(c)	Commencement and Duration. Payments will commence on the Participant’s Benefit Commencement Date in the form of payment prescribed in Section 4.4.

4.4          Form of Payment.

(a)	Unmarried Participant. The form of payment for a Participant who is not married on his or her Benefit Commencement Date shall be a single life annuity, payable monthly.

(b)	Married Participant. The form of payment for a Participant who is married on his or her Benefit Commencement Date shall be a joint and 50 percent surviving spouse annuity, payable monthly. A joint and 50 percent surviving spouse annuity provides—

(1)	a monthly benefit to the Participant for life; and

(2)	upon the Participant’s death, a monthly benefit to the Participant’s surviving spouse for life equal to 50 percent of the amount payable during the Participant’s lifetime.

(c)

Optional Form of Payment Elections. In accordance with its express discretionary authority under this subsection (c), and pursuant to the transition relief established by the Treasury Department and the Internal Revenue Service pursuant to Code section 409A, the Plan Administrator permitted Participants to elect the form of payment for amounts deferred under the Plan on or after January 1, 2005. Such elections were made by Participants on or before December 31, 2008. The form of payment elections made by such Participants and which were approved by the Plan Administrator are specified in Schedule A of this Plan. Participants shall not be permitted to make optional form of payment elections after December 31, 2008 except and to the extent permitted under Section 409A and applicable Treasury Regulations.

4.5          Payments in the Event of a Change of Control.

In the event of a Change of Control, Plan benefits will be paid to the Participants in accordance with this subsection 4.5. It is intended that any payment made under this subsection 4.5 shall not constitute a “parachute payment” within the meaning of Code section 280G(b)(2)(A) and that the Plan shall be construed to effectuate such intent. The aggregate payments to be made under the Plan to “disqualified individuals” as defined in Code section 280G(c), shall be reduced by an amount so that the Present Value of the payments which are contingent upon a Change of Control do not equal or exceed three times the Participant’s average annual taxable compensation from the Company for the most recent five taxable years ending before the Change of Control.

(a)	Payments to Terminated or Retired Participants.

(1)	Eligibility. A terminated or retired Participant, or if he is deceased, the terminated or retired Participant’s beneficiary, who is receiving benefits pursuant to subsection 4.1, 4.2 or 4.3 as of the date of a Change of Control.

(2)	Amount. A terminated or retired Participant, or if he is deceased, the retired Participant’s beneficiary, who is eligible pursuant to (1) above, shall be paid the Lump Sum Actuarial Equivalent of the remaining payments to be made under the Plan to the terminated or retired Participant, or if he is deceased, the terminated or retired Participant’s beneficiary.

(3)	Commencement and Duration. The Lump Sum Actuarial Equivalent payable pursuant to (2) above shall be paid within ten business days of the Change of Control.

(b)	Payments upon a Participant’s Termination for a Reason other than Cause within Two Years Following a Change of Control.

(1)	Eligibility. A Participant who has ten Years of Service who has a Termination of Service for any reason other than for Cause, early retirement, normal retirement, death or long-term disability within two (2) years following a Change of Control.

(2)	Amount. A Participant who is eligible pursuant to (1) above shall be paid the Lump Sum Actuarial Equivalent of his early retirement benefit payable pursuant to subsection 4.3(b) based upon his service termination and assuming that he retired at his Earliest Retirement Age on the Participant’s date of termination.

(3)	Commencement and Duration. The Lump Sum Actuarial Equivalent payable pursuant to (2) above shall be paid within ten business days of the Participant’s Termination of Service.

(c)	Normal Retirement Benefit within Two Years Following a Change of Control.

(1)	Eligibility. A Participant who meets the eligibility requirements set forth in subsection 4.1(a) within two (2) years following a Change of Control.

(2)	Amount. A Participant who is eligible pursuant to (1) above shall be paid the Lump Sum Actuarial Equivalent of his normal retirement benefit payable pursuant to subsection 4.1(b).

(3)	Commencement and Duration. The Lump Sum Actuarial Equivalent payable pursuant to (2) above shall be paid within ten business days of the date the Participant’s Termination of Service.

(d)	Early Retirement Benefit within Two Years Following a Change of Control.

(1)	Eligibility. A Participant who meets the eligibility requirements set forth in subsection 4.1(b)(2) within two (2) years following a Change of Control.

(2)	Amount. A Participant who is eligible pursuant to (1) above shall be paid the Lump Sum Actuarial Equivalent of his early retirement benefit payable pursuant to subsection 4.1(b)(2).

(3)	Commencement and Duration. The Lump Sum Actuarial Equivalent payable pursuant to (2) above shall be paid within ten business days of the date the Participant’s Termination of Service.

(e)	Disability Retirement Benefit within Two Years Following a Change of Control.

(1)	Eligibility. A Participant who (i) experiences a Termination of Service after being determined to be totally disabled under by the Company’s Long-Term Disability Plan, (ii) has completed ten Years of Service by the date of his Termination of Service, and (iii) whose Termination of Service occurs within two (2) years following a Change of Control. If the Participant’s Disability leave is at least six months, the Participant shall for purposes of the Plan be deemed on the first day following such six month period to have had a Termination of Service.

(2)	Amount. A Participant who is eligible pursuant to (1) above shall be paid the Lump Sum Actuarial Equivalent of the disability retirement benefit payable pursuant to subsection 4.2(b).

(3)	Commencement and Duration. The Lump Sum Actuarial Equivalent payable pursuant to (2) above shall be paid within ten business days of the date the Participant’s Termination of Service.

4.6          No Payments upon a Participant’s Termination for Cause.

Notwithstanding another provision of the Plan, if a Participant has a Termination of Service for Cause, no benefit will be due or payable under the Plan.

4.7          Cessation of Accruals.

Service performed by a Participant after December 31, 2007 shall not be taken into account in determining a Participant’s accrued benefit under the Plan. However, to the extent provided in this Section IV, such Service shall be taken into account for purposes of determining eligibility to receive a benefit or to determine the amount by which a Participant’s benefit will be actuarially reduced for early payment.

4.8          No Acceleration of Payment.

No Participant shall be permitted, and the Plan Administrator shall not have any discretion, to accelerate the timing or schedule of any benefit payment under this Plan, except as specifically provided herein or as may be permitted pursuant Code section 409A and the Treasury Regulations thereunder.

4.9          Payment Delay for Key Employees.

Notwithstanding any provision in the Plan to the contrary, no distribution which becomes due and payable by means of a Participant’s “separation from service” under Code section 409A shall be made to the Participant prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Participant’s “separation from service” (as such term is defined in Treasury Regulations issued under Code section 409A), or (ii) the date of the Participant’s death, if the Participant is deemed at the time of such separation from service to be a key employee within the meaning of that term under Code section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code section 409(a)(2). Upon the expiration of the applicable Code section 409(a)(2) deferral period, all payments deferred pursuant to this Section 4.9 (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid to the Participant (or the Participant’s Beneficiary in the event of the Participant’s death) in a lump sum, and any remaining payments due under the Plan shall be paid in accordance with the normal payment dates specified for them herein. No interest shall be paid on the amounts for which payment is delayed pursuant to this provision. Whether the Participant is a “key employee” shall be determined in accordance with Code section 416(i) and such written guidelines adopted by the Company for such purposes.

Section V.        Preretirement Death Benefits

5.1          Eligibility.

(a)	Active Employees. In the case of a Participant who has a vested interest in his accrued benefit under the Pension Plan, and who dies while actively employed by the Company or an Affiliate, there shall be payable to his or her Beneficiary a lump sum preretirement death benefit equal to the amount determined under subsection 5.2 (a).

(b)	Former Employees. In the case of a former Participant who has a vested interest in his accrued benefit under the Pension Plan, and who dies after his Termination of Service but before his Benefit Commencement Date, there shall be payable to such Participants’ surviving spouse a lump sum preretirement death benefit equal to the amount determined under subsection 5.2 (b).

(c)	No other Death Benefits. If a Participant dies before earning a vested interest in his or her accrued benefit under the Pension Plan, or if a former Participant does not have a surviving spouse, no death benefits shall be payable on the Participants’ behalf.

5.2          Amount.

(a)	Active Employees. The benefit payable to an eligible Beneficiary under subsection 5.1(a) shall be the Lump Sum Actuarial Equivalent of the monthly benefit accrued by the Participant under subsection 4.1, reduced in the same manner and amount as preretirement death benefits under the Pension Plan if the date of the Participant’s death precedes his or her Normal Retirement Date.

(b)	Former Employees. The benefit payable to an eligible surviving spouse under subsection 5.1(b) shall be the Lump Sum Actuarial Equivalent of the monthly benefit accrued by the Participant under subsection 4.1, as a survivor annuity under the form of payment described in subsection 4.4(b), if:

(1)	in the case of a Participant who dies after attaining his Earliest Retirement Age, the Participant had retired with an immediate benefit under subsection 4.4(b) on the day before his death.

(2)	in the case of a Participant who dies on or before attaining his Earliest Retirement Age, the Participant had terminated employment on the date of death (if employment had not yet terminated), survived to the Earliest Retirement Age, retired with an immediate benefit under subsection 4.4(b) at the Earliest Retirement Age, and died on the day after the day on which he would have attained the Earliest Retirement Age.

5.3          Commencement. The Lump Sum Actuarial Equivalent payable pursuant to Section 5.2 above shall be paid within ten business days of the Participant’s death.

Section VI.        Financing

6.1          Financing. The benefits under the Plan shall be paid out of the general assets of the Employer. The benefits shall not be funded in advance of payment in any way.

6.2          No Trust Created. Nothing contained in the Plan, and no action taken pursuant to the provisions of the Plan, shall create a trust of any kind or a fiduciary relationship between an Employer and any Participant, Participant’s spouse, beneficiary, or any other person. Notwithstanding the foregoing, a rabbi trust can be established if deemed to be beneficial to the Plan Participants.

6.3          Unsecured Interest. No Participant shall have any interest whatsoever in any specific asset of the Company or an Affiliate. To the extent that any person acquires a right to receive payments under the Plan, such right shall be no greater than the right of any unsecured general creditor of an Employer.

Section VII.        Administration

7.1          Administration. The Plan shall be administered by a committee (the “Administrative Committee”) of two (2) or more members as designated from time to time by the MRCC of the Board. The Administrative Committee shall have full and complete authority to (i) administer the Plan; (ii) select the eligible employees who are to participate in the Plan; (iii) appoint additional members of the Administrative Committee; and (iv) delegate authority to perform particular functions with respect to the Plan, including, without limitation, functions involving the exercise of discretion, to any agent (including any officer or employee of the Company) or to any subcommittee or member of the Administrative Committee, provided that such delegation shall be subject to revocation at any time at the discretion of the Administrative Committee.

7.2          Authority. The interpretation and construction of any provision of the Plan and the adoption of rules and regulations for plan administration shall be made by the Administrative Committee. Decisions of the Administrative Committee shall be final and binding on all parties who have an interest in the Plan, including (without limitation) all decisions relating to an individual’s eligibility for participation in the Plan, his or her entitlement to benefits hereunder and the amount of any such benefit entitlement. Prior to paying a benefit under the Plan, the Administrative Committee may require the Participant, former Participant or Beneficiary to provide such information or material as the Administrative Committee, in its sole discretion, shall deem necessary to make any determination it may be required to make under the Plan. The Administrative Committee may withhold payment of a benefit under the Plan until it receives all such information and material and is reasonably satisfied of its correctness and genuineness.

7.3          Rules of Administration. The Administrative Committee shall adopt such rules for administration of the Plan as it considers desirable, provided they do not conflict with the Plan, and may construe the Plan, correct defects, make factual decisions and determinations, supply omissions and reconcile inconsistencies to the extent necessary to effectuate the Plan and, except as provided in Section 7.4, such action (including factual decisions and determinations) shall be binding and conclusive. The determinations of the Administrative Committee shall be subject to review only for abuse of discretion.

7.4          Claims Procedures.

       (a)        Benefits under this Plan will be paid only if the Administrative Committee decides in its discretion that the applicant is entitled to them. All claims for benefits under the Plan shall be submitted to the Administrative Committee, which shall have the initial responsibility for determining the eligibility of any Participant or beneficiary for benefits. Applications for benefits shall be submitted within two years of the later of (i) the date on which payment of benefits under the Plan was made, or (ii) the date on which the action complained or grieved of occurred. The Administrative Committee may adopt forms for the submission of claim for benefits in which case all claims for benefits shall be filed on such forms. The term “Administrative Committee” as used in this Section shall refer to any committee or organization, if any, that has been delegated the authority described herein by the Administrative Committee.

       (b)        Any claims for benefits shall be made in writing and shall set forth the facts which such Participant or beneficiary believes to be sufficient to entitle him to the benefit claimed. Each such claim must be supported by such information and data as the Administrative Committee deems relevant and appropriate. Evidence of age, marital status (and, in the appropriate instances, health, death or Disability), and location of residence shall be required of all claims for benefits.

       (c)        If a claim for benefits is denied in whole or in part, the Administrative Committee shall give the claimant written notice of the decision within ninety (90) days of the date the claim was submitted. Such written notice shall set forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the denial; (ii) specific references to pertinent Plan provisions on which the denial is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim, along with an explanation of why such material or information is necessary; and (iv) appropriate information about the steps to be taken if the claimant wishes to submit the claim for review of the denial.

       (d)        The ninety-day period for review of a claim for benefits may be extended for an additional ninety (90) days by a written notice to the claimant setting forth the reason for the extension, which notice shall be furnished to the claimant before the end of the original ninety (90) day period.

       (e)        If a claim for benefits is denied in whole or in part, the claimant or his duly authorized representative, at the claimant’s sole expense, may appeal the denial to the Administrative Committee within sixty (60) days of receipt of the denial. In pursuing his appeal, the claimant or his duly authorized representative:

           (i)          may request in writing that the Administrative Committee review the denial;

           (ii)         may review pertinent documents; and

           (iii)        may submit issues and comments in writing.

       (f)        The decision on review shall be made within sixty (60) days of receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one-hundred twenty (120) days after receipt of the request for review. If such an extension of time is required, written notice of the extension shall be furnished to the claimant before the end of the original sixty-day period. The decision on review shall be made in writing, shall be written in a manner calculated to be understood by the claimant, and in the event of an adverse decision on review shall give the specific reason or reasons for the denial, shall include specific references to the provision of the plan on which any claim denial is based, and shall inform the claimant that access will be afforded to all documents pertinent to the claim for benefits. No action at law or in equity to recover benefits under the Plan shall be commenced later than one year from the date a decision on review is furnished to the claimant.

       (g)        All power and authority granted to the Administrative Committee as a Plan Administrator for purposes of this provision and all purposes under the Plan may be delegated by the Administrative Committee to any person, committee, or entity pursuant to a specific or general delegation.

7.5          Tax Withholding. The Employer may withhold from any payment under this Plan any federal, state, or local taxes required by law to be withheld with respect to the payment and any sum the Employer may reasonably estimate as necessary to cover any taxes for which they may be liable and that may be assessed with regard to such payment. Upon discharge or settlement of such tax liability, the Employer shall distribute the balance of such sum, if any, to the Participant from whose payment it was withheld, or if such Participant is then deceased, to the beneficiary of such Participant. Prior to making any payment hereunder, the Company may require such documents from any taxing authority, or may require such indemnities or surety bond as the Company shall reasonably deem necessary for its protection. As to any payroll tax that must be withheld in accordance with the applicable statute, the Employer may withhold as necessary any payroll taxes that are due.

7.6          Expenses. All expenses incurred in the administration of the Plan shall be paid by the Employer.

7.7          Actuarial Equivalence. In determining the actuarial equivalent value of a benefit payable under the Plan or of any other benefit, the Company, in consultation with an actuary selected by the Company, shall use any generally accepted actuarial tables and reasonable interest assumptions, as the Company shall determine in its sole and absolute discretion.

7.8          Liability of Plan Administrator; Indemnification. To the extent permitted by law, the Plan Administrator and its members shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to his own gross negligence or willful misconduct. The Company shall indemnify the Plan Administrator and its members against any and all claims, losses, damages, expenses, including counsel fees, incurred by them, and any liability, including any amounts paid in settlement with their approval, arising from their action or failure to act, except when the same is judicially determined to be attributable to their gross negligence or willful misconduct.

Section VIII.        Adoption of the Plan by the Affiliate; Amendment and Termination of the Plan.

8.1          Adoption of the Plan by the Affiliate. An Affiliate may adopt the Plan by appropriate action of its board of directors or authorized officers or representatives, subject to the approval of the Board.

8.2          Amendment and Termination of the Plan. The MRCC or its delegate may at any time amend the provisions of the Plan to any extent and in any manner the MRCC shall deem advisable, and such amendment shall become effective at the time of such MRCC action. Without limiting the generality of the foregoing, the MRCC or its delegate may amend the Plan to impose such restrictions upon the distribution provisions of Sections IV and V which the MRCC or its delegate deems appropriate or advisable in order to avoid the current income taxation of benefits under the Plan or any other adverse tax consequences which might otherwise occur as a result of changes to the tax laws and regulations governing incentive and deferred compensation arrangements such as the Plan. The MRCC or its delegate may also at any time terminate the Plan in whole or in part, subject to the requirements of Code section 409A regarding plan terminations. Except for such modifications, limitations or restrictions as may otherwise be required to avoid current income taxation or other adverse tax consequences to Participants as a result of changes to the tax laws and regulations applicable to the Plan, no such plan amendment or plan termination, whether authorized by the MRCC or its delegate, shall (i) have the effect of reducing the benefits accrued by a Participant prior to the date of the amendment or termination or (ii) otherwise adversely affect the vesting schedules or distribution provisions in effect for benefits, and the benefits accrued prior to the date of any such plan amendment or termination shall, subject to the foregoing exception, continue to become due and payable in accordance with the vesting and distribution provisions as in effect immediately prior to such amendment or termination. Notice of any such amendment or termination shall be given in writing to each Participant and beneficiary of a deceased Participant having an interest in the Plan. The terms of an employment agreement or other individual agreement with a Participant (a “Participant Agreement”) may modify the terms of the Plan with respect to that Participant, provided that the Participant Agreement was approved by the MRCC or its delegate. The manner and extent to which a Participant Agreement modifies the terms of this Plan shall be determined by the Administrative Committee in its sole discretion.

Section IX.        Miscellaneous Provision

9.1          No Contract of Employment. Nothing contained in the Plan shall be construed to give any Participant the right to be retained in the service of the Company or its Affiliates or to interfere with the right of the Company or its Affiliates to discharge a Participant at any time.

9.2          Severability. If any provision of this Plan shall be held illegal or invalid, the illegality or invalidity shall not affect its remaining parts. The Plan shall be construed and enforced as if it did not contain the illegal or invalid provision.

9.3          Applicable Law. Except to the extent preempted by applicable federal law, this Plan shall be governed by and construed in accordance with the laws of the state of North Carolina.

9.4          Successors and Assigns. The obligation of the Employer to make the payments required hereunder shall be binding upon the successors and assigns of the Employer, whether by merger, consolidation, acquisition or other reorganization.

9.5          Section 409A Compliance. This Plan is intended to comply with the requirements of Code section 409A and Treasury Regulations thereunder. Any provision of this document that is contrary to the requirements of Code section 409A and the Treasury Regulations thereunder shall be null, void and of no effect and the Committee shall interpret the document consistent with the requirements of Code section 409A, which shall govern the administration of the Plan in the event of a conflict between Plan terms and the requirements of Code section 409A and the Treasury Regulations

IN WITNESS WHEREOF, Wachovia Corporation has caused this instrument to be executed on its behalf by a duly authorized officer on this 19th day of December, 2008.

WACHOVIA CORPORATION

By:	/s/ Charles D. Loring

Title:	Senior Vice President

Schedule A – Form of Payment Elections

Pursuant to Section 4.4(c), the Plan Administrator has permitted Participants to make form of payment elections. The Participants who made such elections, when the elections were made and the form of payment that was elected by the Participant and approved by the Plan Administrator, are as follows:

Elections Made on or Before December 31, 2005

Participant                                         Payment Form Elected

[Names redacted]

Elections Made on or Before December 31, 2006

Participant                                         Payment Form Elected

[Names redacted]

Elections Made on or Before December 31, 2007

Participant                                         Payment Form Elected

[Names redacted]

Elections Made on or Before December 31, 2008

Participant                                         Payment Form Elected

[Names redacted]